Exhibit 3

STRATEGIC ALLIANCE AGREEMENT

This Strategic Alliance Agreement (the “Agreement”) is made as of August 9, 2018 (the “Effective Date”), by and between Pontifax IV GP LP (“GP4”), Pontifax V GP LP (“GP5”) and Pontifax Late Stage GP Ltd (“LS GP”).

1.	All capitalized terms used and not defined herein shall have the meaning ascribed thereto in the Limited Partnership Agreement dated August 9, 2018, by and among Pontifax LS, Pontifax GP II Limited and [AIG LP] (the “Partnership Agreement”).

2.	GP5 is the general partner of Pontifax (Israel) 5 LP, Pontifax (Cayman) 5 LP, and Pontifax (China) 5 LP (“Pontifax 5”). GP5 hereby undertakes to use best efforts to enable Pontifax Late Stage Fund LP (“Pontifax LS”) to participate in any round of investment in which Pontifax 5 intends to invest at least US$ 10,000,000 side by side to the extent participation is feasible.

3.	GP4 is the general partner of Pontifax (Israel) 4 LP, Pontifax (Cayman) 4 LP, and Pontifax (China) 4 LP (“Pontifax 4”). GP4 undertakes to use best efforts to enable Pontifax LS to participate in any follow-on investments of Pontifax 4 in its portfolio companies in which Pontifax 4 intends to invest at least US$ 15,000,000 side by side to the extent participation is feasible.

4.	Investment with either Pontifax 4 or Pontifax 5, in accordance with Section 2 or 3 above, as applicable, will be made on a pro-rata basis based on committed but un-invested amount of each party and the amount invested by Pontifax LS shall not be higher than 20% of the aggregate amount invested by Pontifax 4 or Pontifax 5, as applicable, in such portfolio company.

5.	Each of GP4 or GP5, as applicable, will use its best efforts to notify LS GP regarding its intention to dispose or sell securities of a portfolio company of Pontifax 4 or Pontifax 5, as applicable.

6.	In the event that either Mr. Tomer Kariv or Mr. Ran Nussbaum shall no longer devote substantially all of his business time and attention to managing the affairs and activities of Pontifax 4 or Pontifax 5, then GP4 or GP5, as applicable, shall provide LS GP with prompt notice.

7.	This Agreement shall be exclusively governed by and construed in accordance with the laws of the Cayman Islands. The competent court of London, England shall have exclusive jurisdiction in all matters relating to or arising from this Agreement.

8.	This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which when taken together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Pontifax 4 GP LP

By:	/s/ Ran Nussbaum
Name:	Ran Nussbaum

Pontifax 5 GP LP

By:	/s/ Ran Nussbaum
Name:	Ran Nussbaum

Pontifax Late Stage GP Ltd

By:	/s/ Shlomi Karako
Name:	Shlomi Karako